As filed with the Securities and Exchange Commission on November 8, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

UNDER THE SECURITIES ACT OF 1933

GOLDEN ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1913991
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6595 S Jones Boulevard

Las Vegas, Nevada 89118

(702) 893-7777

(Address of Principal Executive Offices)

GOLDEN ENTERTAINMENT, INC. 2015 INCENTIVE AWARD PLAN

(Full Title of the Plans)

Blake L. Sartini

Chairman of the Board, President and Chief Executive Officer

Golden Entertainment, Inc.

6595 S Jones Boulevard

Las Vegas, Nevada 89118

(702) 893-7777

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Barry M. Clarkson, Esq.

Ann C. Buckingham, Esq.

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value	3,943,710 shares (2)	$9.59 (3)	$37,820,179	$4,384
Common stock, $0.01 par value	2,780,999 shares (4)	$9.23 (5)	$25,668,621	$2,975
Total	6,724,709 shares	—	$63,488,800	$7,359
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents (a) 343,710 shares of common stock available for future grant under the Golden Entertainment, Inc. 2015 Incentive Award Plan (the “2015 Plan”) and (b) up to an additional 3,600,000 shares of common stock that may become issuable under the 2015 Plan pursuant to its terms.

(3)

This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The computation is based upon the average of the high and low prices of Golden Entertainment, Inc. common stock as reported on the Nasdaq Global Market on November 4, 2016.

(4)	Represents 2,780,999 shares of common stock subject to outstanding awards under the 2015 Plan.
(5)

This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Aggregate Offering Price Per Share is $9.23 per share, which is the weighted-average exercise price of the outstanding awards granted under the 2015 Plan.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Golden Entertainment, Inc. is sometimes referred to as “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	Our Annual Report on Form 10-K for the annual period ended December 31, 2015, filed with the SEC on March 14, 2016;
(b)

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC on May 10, 2016, August 8, 2016 and November 8, 2016, respectively;

(c)	Our Current Reports on Form 8-K, filed with the SEC on March 28, 2016, April 18, 2016, June 15, 2016, June 20, 2016, July 1, 2016 and November 7, 2016;
(d)

The description of our common stock set forth in our Registration Statement on Form 10, filed with the SEC on October 23, 1998, and any amendment or report filed with the SEC for the purpose of updating the description; and

(e)

The description of the Rights Agreement set forth in our Registration Statement on Form 8-A/A1, filed with the SEC on January 27, 2015, and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are subject to the Minnesota Business Corporation Act (the “MBCA”). Section 302A.521 of the MBCA provides that we shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

•

has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

•	acted in good faith;
•	received no improper personal benefit and Section 302A.255 of the MBCA, if applicable, has been satisfied;
•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
•

in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in our best interests, or, in certain limited circumstances, not opposed to our best interests.

Article 6 of our articles of incorporation further provides that our directors shall not be personally liable to us or our shareholders for breaches of fiduciary duty.  In addition, Article 6 of our bylaws provides that we shall indemnify our officers, directors, employees and agents to the full extent permitted by the laws of the State of Minnesota.

We also maintain a director and officer insurance policy to cover ourselves, our directors and our officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index on page 6 is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 8, 2016.

GOLDEN ENTERTAINMENT, INC.

By:	/s/ Blake L. Sartini
Blake L. Sartini
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Blake L. Sartini, Sean T. Higgins and Matthew W. Flandermeyer, or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Blake L. Sartini	Chairman of the Board, President and Chief	November 8, 2016
Blake L. Sartini	Executive Officer (Principal Executive Officer)

/s/ Matthew W. Flandermeyer	Executive Vice President and Chief	November 8, 2016
Matthew W. Flandermeyer	Financial Officer (Principal Financial and Accounting Officer)

/s/ Lyle A. Berman	Director	November 8, 2016
Lyle A. Berman

/s/ Timothy J. Cope	Director	November 8, 2016
Timothy J. Cope

/s/ Mark A. Lipparelli	Director	November 8, 2016
Mark A. Lipparelli

/s/ Robert L. Miodunski	Director	November 8, 2016
Robert L. Miodunski

/s/ Neil I. Sell	Director	November 8, 2016
Neil I. Sell

/s/ Terrence L. Wright	Director	November 8, 2016
Terrence L. Wright

EXHIBIT INDEX

Exhibit Number	Description
3.1

Amended and Restated Articles of Incorporation of Golden Entertainment, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on August 4, 2015).

3.2	Fifth Amended and Restated Bylaws of Golden Entertainment, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K, filed with the SEC on August 4, 2015).

4.1

Amended and Restated Rights Agreement, dated as of January 25, 2015 by and between Lakes Entertainment, Inc. and Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form  8-K, filed with the SEC on January 26, 2015).

4.2	Form of Specimen Stock Certificate Representing Common Stock (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-3, filed with the SEC on June 21, 2016).

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.

10.1	Golden Entertainment, Inc. 2015 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on September 2, 2015).

10.2	Form of Stock Option Grant Notice and Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed with the SEC on September 2, 2015).

23.1	Consent of Piercy Bowler Taylor & Kern, independent registered public accounting firm.

23.2	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to the signature page hereto).